Jan. 3, 2005	Contacts: Melinda Zehr (309) 821-2009 COUNTRY Insurance & Financial Services

Linde A. Miscio (770) 391-8898 Cotton States Insurance Group

COUNTRY AND COTTON STATES
ANNOUNCE TRANSACTION CLOSINGS

     ATLANTA – COUNTRY Insurance & Financial Services of Bloomington, Ill. announced today the closing of two transactions with Cotton States Insurance Group of Atlanta. Under the first transaction, Cotton States Life Insurance Company merged with a subsidiary of COUNTRY Life Insurance Company. In the second transaction, Cotton States Mutual Insurance Company pooled premiums and losses with those of the COUNTRY property/casualty group.

     Both transactions were effective Jan. 1, 2005.

     As a result of the merger, Cotton States Life Insurance shareholders receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company, as stated in the Agreement and Plan of Merger. Cotton States Life Insurance Company is now a privately held company. LaSalle Bank, as exchange agent, will mail instructions regarding the payment process this week to Cotton States Life shareholders.

     The property/casualty alliance allows the COUNTRY property/casualty group to increase its geographic spread of risk and financial strength, and to share products, resources and knowledge among its affiliated companies. The alliance with the Cotton States companies increases the size of the COUNTRY property/casualty group by about 25 percent. In addition to the Cotton States property/casualty companies, the group consists of COUNTRY Mutual Insurance Company, Bloomington, Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company in Salem, Salem, Mass.; and the MSI property/casualty companies, Arden Hills, Minn.

     Cotton States companies will retain their names and brand and keep their home office operations in Atlanta. Policyholders will continue to work with their Cotton States agents and policies will not be affected by these transactions.

     “We have known Cotton States for some time, and we share many similar characteristics,” says COUNTRY CEO John Blackburn. “We each have long histories built on strong ethics and principles, agents and employees who value client service, and multi-product lines to secure the financial security needs of clients. By working together we can accomplish so much more to the benefit of our companies and our clients.”

     The new relationship with COUNTRY allows Cotton States Mutual and its subsidiary, Shield Insurance Company, to share the COUNTRY property/casualty group’s A.M. Best rating of A+ (Superior).

About COUNTRY

     COUNTRY Insurance & Financial Services and its alliances serve more than one million households and businesses throughout the United States. Founded in 1925, COUNTRY has 3,000 employees and 2,000 exclusive COUNTRY agents in 14 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. The insurance companies of COUNTRY Insurance & Financial Services are consistently rated A+ (Superior) by A.M. Best. With these Cotton States transactions, the COUNTRY insurance group has about $1.9 billion of property/casualty income premium and $580 million in life income premium. For additional information, visit www.countryfinancial.com.

About Cotton States

     Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. It has approximately 325 Cotton States employees and 260 exclusive Cotton States agents in four Southeastern states. The Group’s product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. For additional information, visit www.cottonstatesinsurance.com.